Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Thermo Fisher Media Contact Information: Karen Kirkwood	Thermo Fisher Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Affymetrix Media Contact Information: Mindy Lee-Olsen Phone: 408-731-5523 E-mail: mindy_lee-olsen@affymetrix.com	Affymetrix Investor Contact Information: Doug Farrell Phone: 408-731-5285 E-mail: doug_farrell@affymetrix.com

THERMO FISHER SCIENTIFIC TO ACQUIRE AFFYMETRIX

•	Strengthens Leadership in Biosciences and Genetic Analysis

•	Significantly Expands Portfolio of Antibodies and Assays for High-Growth Flow Cytometry and Single-Cell Biology Applications

•	Adds Complementary Genetic Analysis Products Serving Research, Clinical and Applied Markets

•	Offers Opportunity to Leverage Thermo Fisher’s Commercial and Geographic Scale

•	Creates Attractive Financial Benefits; Expected to be Immediately Accretive to Adjusted Earnings per Share (EPS)

WALTHAM, Mass. and SANTA CLARA, Calif. (January 8, 2016) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, and Affymetrix Inc. (NASDAQ: AFFX), a leading provider of cellular and genetic analysis products, today announced that their boards of directors have unanimously approved Thermo Fisher’s acquisition of Affymetrix for $14.00 per share in cash. The transaction represents a purchase price of approximately $1.3 billion.

Affymetrix’s technologies enable parallel and multiplex analysis of biological systems at the cellular, protein and genetic level, facilitating the transition of research tools into clinical and applied markets. The company’s products are used by customers working in life sciences and translational research, molecular diagnostics, reproductive health and agricultural biotechnology. Based in Santa Clara, California, Affymetrix has approximately 1,100 employees worldwide and maintains sales and distribution operations primarily in the U.S., Europe and Asia. The business, which has annual revenues of approximately $350 million, will be integrated into Thermo Fisher’s Life Sciences Solutions Segment.

“The acquisition of Affymetrix will strengthen our leadership in biosciences and create new market opportunities for us in genetic analysis,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “In biosciences, the company’s antibody portfolio will significantly expand our offering in the fast-growing flow cytometry market, and customers will have greater access to these products through our global scale and commercial reach. In genetic analysis, Affymetrix’s technologies are highly complementary and present new opportunities for us in targeted clinical and applied markets. For shareholders, we expect the transaction to create value by generating attractive financial returns, including immediate accretion to our adjusted EPS.”

Frank Witney, president and chief executive officer of Affymetrix, said, “Joining Thermo Fisher creates significant value for our customers, employees and shareholders. We will be able to build on our strong history of close collaboration with customers in our target markets by leveraging Thermo Fisher’s deep relationships, particularly in biopharma, as well as their global scale and leading presence in Asia-Pacific. We are excited about the opportunity to combine our portfolios and strengthen our position in high-growth markets such as single-cell biology, reproductive health and AgBio. Our employees will benefit by being part of an industry-leading company, which brings many opportunities for career growth and development. We look forward to working closely with the Thermo Fisher team to ensure a smooth transition and integration.”

Casper concluded, “We’re pleased to welcome our new colleagues from Affymetrix to Thermo Fisher. Frank Witney and the entire Affymetrix team have done a great job of strengthening the business, and we’re excited about the opportunity to leverage Thermo Fisher’s scale and depth of capabilities to build on that momentum and accelerate growth.”

Benefits of the Transaction

•	Significantly Expands Antibody Portfolio to Strengthen Leadership in Biosciences. Affymetrix’s eBioscience offering for cellular analysis will enhance Thermo Fisher’s leading biosciences capabilities. Specifically, the company specializes in a range of antibodies, multiplex RNA, and protein and single-cell assays. These technologies serve the fast-growing flow cytometry market segment as well as new high-growth applications including single-cell biology, immunotherapy and infectious disease research.

•	Adds Genetic Analysis Capabilities Serving Clinical and Applied Markets. Affymetrix adds complementary products in genetic analysis that are used in cytogenetics, genotyping and gene expression. The company’s innovative microarray platform will strengthen Thermo Fisher’s presence in certain clinical and applied markets, including reproductive health and agricultural biotechnology.

•	Offers Opportunity to Leverage Commercial and Geographic Scale. Affymetrix will benefit from Thermo Fisher’s access to the biopharma industry through its unique customer value proposition, as well as its world-class e-commerce capabilities and extensive customer channels. Thermo Fisher will also significantly extend the geographic reach of Affymetrix’s products by leveraging its market presence and infrastructure in Asia-Pacific, particularly China.

•	Creates Attractive Financial Benefits. The transaction is expected to be immediately accretive to Thermo Fisher’s adjusted EPS[1], adding $0.10 of accretion in the first full year of ownership. Thermo Fisher expects to realize total synergies of approximately $70 million by year three following the close, consisting of approximately $55 million of cost synergies and approximately $15 million of adjusted operating income[1] benefit from revenue-related synergies.

[1]	Adjusted earnings per share and adjusted operating income are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Approvals and Close

The transaction, which is expected to be completed by the end of the second quarter of 2016, is subject to the approval of Affymetrix shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals. Thermo Fisher intends to use cash on hand and short-term debt to finance the transaction.

Advisors

JP Morgan is acting as financial advisor to Thermo Fisher, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel. Morgan Stanley is acting as financial advisor to Affymetrix, and Davis, Polk & Wardwell LLP is serving as legal counsel.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP financial measures adjusted operating income and adjusted earnings per share. Adjusted operating income excludes restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted earnings per share also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

About Thermo Fisher

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and approximately 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

About Affymetrix

Affymetrix technologies enable multiplex and simultaneous analysis of biological systems at the cell, protein, and gene level, facilitating the rapid translation of benchtop research into clinical and routine use for human health and wellness. Affymetrix provides leadership and support, partnering with customers in pharmaceutical, diagnostic, and biotechnology companies as well as leading academic, government, and non-profit research institutes in their quest to use biology for a better world. More than 2,300 microarray systems have been shipped around the world and more than 94,000 peer-reviewed papers have been published citing Affymetrix technologies. Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, San Diego, Vienna and Singapore. Affymetrix has about 1,100 employees and maintains sales and distribution operations worldwide. For more information about Affymetrix, please visit www.Affymetrix.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the proposed Affymetrix transaction may not materialize as expected; the Affymetrix transaction not being timely completed, if completed at all; prior to the completion of the transaction, Affymetrix’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2014 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended September 26, 2015, each of which is on file with the SEC and available in the “Investors” section of Thermo Fisher’s website under the heading “SEC Filings” and in other documents Thermo Fisher files with the SEC, and in Affymetrix’s Annual Report on Form 10-K for the year ended December 31, 2014 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each of which is on file with the SEC and available in the “Investors” section of Affymetrix’s website, www.Affymetrix.com, under the heading “SEC Filings” and in other documents Affymetrix files with the SEC. While Thermo Fisher or Affymetrix may elect to update forward-looking statements at some point in the future, Thermo Fisher and Affymetrix specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Affymetrix’s views as of any date subsequent to today.

Additional Information

In connection with the proposed merger, Affymetrix will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Affymetrix’s website at investor.Affymetrix.com or by contacting Affymetrix’s investor relations department via e-mail at investor@affymetrix.com.

Participants in the Solicitation

Affymetrix and its directors, executive officers and other members of its management and employees as well as Thermo Fisher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Affymetrix’s stockholders with respect to the merger. Information about Affymetrix’s directors and executive officers and their ownership of Affymetrix’s common stock is set forth in the proxy statement for Affymetrix’s 2015 Annual Meeting of Stockholders and Affymetrix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2015 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Affymetrix’s directors and executive officers in the merger, which may be different than those of Affymetrix’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, which will be filed with the SEC.

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